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                                                                    EXHIBIT 99.1



On April 23, 2003, BellSouth Corporation filed an 8-K in connection with the issuance of a press release announcing its operating results for the three months ended March 31, 2003. Portions of that press release, as shown below, discuss the operating results of Cingular Wireless LLC at and for the relevant dates and periods.

                          "Domestic Wireless/Cingular"

"BellSouth's share of Cingular's domestic wireless revenues in the first quarter of 2003 was $1.4 billion, a gain of $19 million compared to the same quarter a year ago. BellSouth's share of Cingular operating income was $286 million in the quarter, compared to $266 million in the same three months of 2002.

"By focusing on customer preferences that may vary in each local market, Cingular steadily gained new cellular and PCS customers during the first three months of 2003, resulting in total first quarter net customer additions of 189,000. Cingular customizes its marketing based on a number of local-market factors, including preferred calling areas, usage patterns, data needs, and product preferences such as family talk and mobile-to-mobile.

"In March, Cingular announced a major joint roaming agreement with AT&T Wireless that will lower roaming costs for both companies, while improving quality and encouraging further expansion of digital network services for their customers. Separately, the two companies completed the formation of a joint venture that will cost effectively build out next-generation digital services on more than 4,000 miles of rural highways throughout the U.S."